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                                                                    Exhibit 99.1
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Global Crossing Completes Merger with Frontier

* Merger creates a truly global telecommunications company, included in S&P 500 and Nasdaq 100.

* Includes an end-to-end global fiber-optic network connecting 88,000 route miles, 1.25 million fiber miles, offering ultra-high bandwidth to 170 major cities in 24 countries.

* New company will have strong growth projections, 11,000 employees, 1 million customers with more than $2-billion in combined contract backlog.

* Features one of the largest web-hosting operations in the world and a product line of next generation services on the cutting edge of the telecommunications industry.


Hamilton, Bermuda - September 28, 1999 - Global Crossing (Nasdaq - GBLX) announced today that it has closed its merger with Frontier Corporation (NSYE -
FRO). The merger creates a truly global telecommunications company that will be included in the S&P 500 Index and the Nasdaq 100.

        The new company will include an end-to-end global fiber-optic network connecting major cities on five continents, with $2-billion in combined contract backlog, featuring one of the largest web hosting operations in the world and a product line of next generation services on the cutting edge of the telecommunications industry.

        "With our merger with Frontier, Global Crossing is well positioned to take its share of a global telecommunications market that will be worth $1 trillion by 2005," said Gary Winnick, Global Crossing Founder and Chairman of the Board. "Our commitment to the most advanced technological products for our worldwide global IP network will give our company a huge market advantage in the decade ahead and permit us to provide unparalleled services and market-leading prices to customers around the world. I have great confidence that shareholders highly value the hard work and dedication of our management team, and investors can expect to see our company continue to expand and innovate."

        Based on announced networks, the new company will have one million customers, 88,000 route miles, 1.25 million fiber miles, and offer ultra-high bandwidth to 170 major cities in 24 countries. It will offer global voice, web hosting, private line, ATM (asynchronous transfer mode), and Internet services.

        Under the terms of the transaction, shareholders of Frontier Corporation will receive 2.05 shares of Global Crossing common stock for each share of Frontier Corporation, which, based on closing prices of $26.25 per Global Crossing share on Tuesday, September 28, results in $53.81 of value for each Frontier share. The transaction is expected to be accounted for as a purchase. Global Crossing and Frontier have received opinions from their respective legal counsel concluding that the transaction will be treated as a tax-free reorganization for United States federal income tax purposes. The transaction is expected to be immediately accretive to Global Crossing's operating cash flow.

        "This newly merged enterprise will soon bring the benefits of our high-speed fiber optic network directly into businesses and residences around the world," said Robert Annunziata, Chief Executive Officer of Global Crossing. "As we move forward in the months ahead, we are sharply focused on


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incorporating the world's latest communications technologies to meet the ever increasing demands of corporations and consumers for broadband capacity."

        "Global Crossing benefits from Frontier's large customer base and established revenue stream," said Joseph P. Clayton, Frontier Chief Executive Officer. "And it's a good day for shareholders and employees at Frontier because the unique services we've created in the U.S. marketplace will now take on global markets on five continents."

        Clayton now becomes a Vice Chairman of Global Crossing. Rolla P. Huff, Frontier President and Chief Operating Officer, has been named President of Global Crossing's North American region. Frontier's local operations in New York State will continue to be managed from Rochester, NY.

About Global Crossing

        Global Crossing is building the world's first truly global fiber network. The Global Crossing Network and its product offerings will be available on five continents and address 80% of the world's international communications traffic. Global Crossing also possesses the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles. Global Crossing has been chosen to be included among the world's leading public corporations in both the S&P 500 and the Nasdaq
100. Global Crossing's operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles, California and Morristown, New Jersey. For more information, visit www.globalcrossing.com on the World Wide Web.




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